Exhibit 10.22

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (“Agreement”) is made and entered into the 25th day of June, 2007, by and between Liberty Renewable Fuels LLC, a Delaware limited liability company (“LRF”) and Zeeland Farm Services, Inc., a Michigan corporation (“ZFS”). Each of LRF and ZFS may be referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

A.	LRF is engaged in the business of producing the Product at the Plant.

B.	ZFS is engaged in the business of marketing agricultural commodities, including the Product.

C.	The parties desire that ZFS market all of the Product produced by LRF at the Plant and that ZFS will use commercially reasonable efforts to market the Product in such a way as to maximize net revenue to LRF.

NOW, THEREFORE, in consideration of the recitals and mutual agreements contained in the agreement, the parties agree as follows:

1. Term. The initial term of this Agreement (“Initial Term”) will begin with the commencement of ethanol production at LRF’s Facility and continue for two years. The Agreement will automatically renew for additional two-year terms (each a “Renewal Term”) unless either Party terminates the Agreement no later than one hundred twenty (120) days before the end of the Initial Term or any Renewal Term. At its option and in its sole discretion, either Party may terminate this Agreement for convenience any time after the expiration of the Initial Term upon one hundred twenty (120) days prior written notice to the other Party. With respect to any sale of Product agreed to by the Parties during the Initial or Renewal Term but scheduled to occur after the termination date, this Agreement shall remain in effect with respect to such sale until the Parties have fulfilled all of their obligations with respect to such transactions.

2. Sales.

2.1 LRF will sell to ZFS and ZFS will purchase and resell to Customers all of the Product produced at the Plant during the term of this Agreement, which will equal approximately 350,000 tons per year of Dry Product. LRF will not engage, appoint, or utilize any other marketing agent to promote or sell Product produced at the Plant.

2.2 ZFS will provide marketing and risk management advice to LRF with respect to Product purchased and sold under this Agreement. Twice each month, ZFS will consult with LRF via telephone, videoconference or in person to deliver ZFS Strategies. If LRF does not accept the ZFS Strategies, LRF and ZFS will discuss modifications thereto. LRF and ZFS will mutually agree on ZFS Strategies before ZFS markets Product to Customers. ZFS will not enter into transactions with Customers absent LRF’s prior written consent if the terms of any such transactions are inconsistent with the ZFS Strategies approved by LRF. LRF acknowledges that ZFS may enter into forward contracts in which the Product is sold to Customers at fixed prices, and agrees that ZFS will not be liable to LRF for any lost revenue, including any lost profits, attributable to the market price at a later date being higher than the fixed price in a forward Customer contract.

2.3 ZFS will sell the Product to Customers and use commercially reasonable efforts to obtain a price that will yield the maximum net revenue to LRF. Notwithstanding the foregoing, no sales of LRF Product shall be made to ZFS or to any person or entity associated with or affiliated with ZFS without the prior knowledge and written approval of LRF.

2.4 Except with respect to any issue addressed in Section 2.5 below, ZFS shall: (i) be solely responsible for its relationship with Customers, including billing, collections, and account servicing and management, (ii) hold harmless LRF from any costs, expenses or liability arising out of any sale of Product to a Customer unless such costs, expenses or liability are due to LRF’s gross negligence or willful misconduct, and (iii) assume all credit and collection risk with respect to its sale of Product to Customers. ZFS shall collect all applicable state Taxes on Product sold to Customers and shall remit such amounts to the appropriate governmental agency.

2.5 LRF will deliver all Product to ZFS at the Delivery Point. Title to and responsibility for any loss of the Product will transfer to ZFS upon the loading of the Product into trucks or rail cars at the Delivery Point. Title to Product delivered by LRF to ZFS at the Delivery Point will be good and marketable title, free and clear of any liens and encumbrances arising from LRF. ZFS shall be responsible for the receipt of the Product at the Delivery Point, the transportation of the Product from the Delivery Point to the Customer, sales documentation for each sale of Product to a Customer, and the billing and collection of all amounts owed by Customers. ZFS will be deemed to be in exclusive control of, and, subject to the warranties set forth herein, responsible for any liability, damage or injury caused by or related to, the Product delivered to it after delivery has occurred at the Delivery Point; provided, however, that ZFS will not be responsible for any liability, damage or injury to the extent caused by the gross negligence or willful misconduct of LRF. LRF will be deemed to be in exclusive control of, and responsible for any liability, damage or injury caused by or related to, the Product prior to delivery at the Delivery Point; provided, however, that LRF will not be responsible for any liability, damage or injury to the extent caused by the gross negligence or willful misconduct of ZFS. With respect to any claim for damages from a third party related to defects in the Product or a failure of the Product to meet industry quality standards, (i) LRF will be responsible and indemnify ZFS for any such claim arising out of events or occurrences arising prior to the delivery of the Product to the Delivery Point; and (ii) ZFS will be responsible and indemnify LRF for any such claim arising out of events or occurrences arising after the delivery of the Product to the Delivery Point.

2.6 In the event that ZFS is acting as marketer of another producer’s distiller’s dried grains, wet distiller’s grains, modified wet distiller’s grains, and/or solubles, ZFS assures Liberty that it will obtain the best pricing available in the marketplace for LRF’s Products on a net of freight basis to the Plant.

2.7 Except as such failure may be excused by Section 11, in the event ZFS fails to take delivery of Product produced by LRF and delivered to the Delivery Point, or in the event ZFS fails to resell Product delivered to ZFS within a commercially reasonable time period, ZFS will reimburse LRF for any losses or expenses LRF incurs as a result of such failure, including any lost profits that may result therefrom. LRF represents that it will have four (4) days of production storage of Product.

2.8 Except as such failure may be excused by Section 11, in the event LRF fails to deliver Product according to previously communicated production and Product sales schedules that comply with the ZFS Strategies, any losses or expenses ZFS incurs as a result of the cost to cover forward contracted positions will be netted against the Net Payment Amount.

2.9 ZFS may arbitrage any transaction hereunder by changing the Customer to which the Product will be sold or the source of product, provided, however, that any benefit derived from such arbitrage activities, other than as included in the Marketing Fee, will accrue solely to LRF.

2.10 ZFS will coordinate with LRF opportunities to backhaul corn supplies to the Plant to maximize the efficiency of the Plant operations and to minimize LRF’s corn delivery costs.

3. Credit. From time to time ZFS will provide LRF reasonable information as requested by LRF to complete a credit review. If LRF has reasonable grounds to believe that ZFS’ creditworthiness or performance under this Agreement has become unsatisfactory, LRF will provide ZFS written notice requesting Performance Assurance in an amount determined by LRF in a commercially reasonable manner. ZFS shall provide such Performance Assurance to LRF within three (3) business days of receipt of such notice. Upon an Event of Default by ZFS, LRF may apply all or part of the Performance Assurance to cure such default. Any unused portion of the Performance Assurance shall be returned to ZFS within seven (7) business days of the termination of this Agreement.

4. Transportation, Logistics, and Insurance.

4.1 LRF will pay and be responsible for the loading of the Product on to rail cars or trucks at the Delivery Point.

4.2 ZFS will secure, maintain and be solely responsible for all necessary agreements and authorizations to transport the Product from the Delivery Point and to deliver the Product to Customers. ZFS will use commercially reasonable efforts to obtain the best prices in respect of transportation such that LRF achieves the highest net price possible after the payment of Expenses. If the Product is being transported by railcar, the cost of rail transportation will include all costs of tank car leasing, repair, cleaning, storage, freight, product inspection/analysis, demurrage, detention, fuel surcharges, if any, excess empty mileage charges, fuel surcharges, if any, and all ancillary or related charges, if any. ZFS will assist LRF in negotiating the purchase or lease arrangements for railcars to be owned or leased by LRF at LRF’s direction. The cost of any railcar leases shall be paid by LRF and the railcar leases will remain with LRF upon the termination of the Agreement. ZFS will manage the maintenance services needed to keep the railcars in operation. LRF will reimburse ZFS for all out-of-pocket costs incurred by ZFS relating to or arising out of the railcar leases related to this Agreement (including repairs, licensing, registrations, filings, and the cost of any insurance obtained pursuant to or related to this Agreement).

4.3 ZFS agrees to comply with the following insurance requirements:

a.	ZFS will be responsible for product and liability insurance on the Product from the time the Product is loaded on to truck or railcar as further specified below.

b.	ZFS will carry such insurance on the trucks and railcars under its control operating on LRF’s property as LRF reasonably deems appropriate.

4.4 LRF agrees to carry product and liability insurance on the Product with coverage of at least Two Million Dollars ($2,000,000) for each incident.

4.5 Each Party agrees that its policies for product and liability insurance on the Product will provide that the policy may not be cancelled or the coverage reduced without at least thirty (30) days prior written notice to the other Party by the insurer. Each Party shall provide a certificate of insurance to the other Party prior to the first sale of Product under this Agreement to evidence its insurance coverage.

5. Marketing Fee. LRF agrees to pay ZFS the Marketing Fee for all Product sold to Customers. If this agreement is terminated, ZFS shall continue to remit to LRF all amounts received from Customers for Product delivered to ZFS prior to termination and LRF will continue to pay ZFS the Marketing Fee for all such amounts.

6. Invoices and Payment.

6.1 Each week ZFS shall deliver to LRF the Invoice on or before the Invoice Date. ZFS shall pay LRF the Net Payment Amount; provided, however, that in the event prevailing market conditions result in a negative Net Payment Amount, LRF shall pay ZFS an amount necessary to restore the Net Payment Amount to zero. Payments due hereunder shall be by electronic funds transfer within seven (7) days of the Invoice Date. Any amount not paid when due shall accrue interest at the Interest Rate from the due date until the date paid. ZFS will pay LRF the Net Payment Amount irrespective of whether ZFS has received payment from Customers for Product delivered. ZFS assumes the risk of, and will not be reimbursed by LRF for, any late payments or failure to pay by Customers. In the event a dispute arises with respect to the amount owed, either Party may withhold the disputed amount until the dispute is resolved, provided that any amount so withheld and found to be owed to the other Party upon the resolution of the dispute will be paid to the other Party with interest at the Interest Rate from the date notice of the dispute was first delivered until the date paid. LRF may request at any time that the Invoice be certified by an officer of ZFS as being true and complete.

6.2 ZFS agrees to maintain accurate sales records and to provide such records to LRF upon request. Immediately following such request ZFS will make available to LRF all documents and other records,

including those stored electronically, requested by LRF for review during the term and for two (2) years after the termination of this Agreement. LRF may, at its expense and at any time, on its own or utilizing independent auditors or personnel, review and audit all records of ZFS with respect to this Agreement and/or the sale of Product to Customers. In the event that any such audit reveals that the reports provided to LRF by ZFS with respect to the sales or sales prices are incorrect, then the Party due additional funds shall forthwith be paid by other Party the correct amount due plus the cost of audit and interest calculated at the Interest Rate from the date that the payment was due until the date that the deficiency is paid; provided, however, that payment and/or reimbursement for the cost of audit shall not exceed the amount of the discrepancy.

6.3 The Parties agree that this Section 6 constitutes a material obligation of each Party for purposes of Section 12.

7. Failure to Meet Grade.

7.1 LRF warrants that at the time of loading, the Product: (i) will meet the standards agreed to by the Parties as expressed in any certificate of analysis; (ii) will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act; (iii) may lawfully be introduced into interstate commerce under said Act; and (iv) is fit for the purposes intended as a feed additive for nonhuman consumption. Should any of the Product be seized or condemned by any federal or state department or agency for any reason except noncompliance by ZFS with applicable federal or state requirements or other action or omission by ZFS, such seizure or condemnation shall operate as a rejection by ZFS of the goods seized or condemned and ZFS shall not be obligated to offer any defense in connection with the seizure or condemnation.

7.2 If Product is adulterated, misbranded, outside of industry quality, or otherwise fails to meet the warranties set forth in Section 7.1, ZFS may reject such Product pursuant to this paragraph. LRF will reimburse ZFS for all costs reasonably incurred by ZFS for transporting, disposing of, or otherwise handling properly rejected Product. Following rejection by ZFS, ZFS may:

(a) Dispose of the rejected Product after first offering LRF a reasonable opportunity to examine and take possession thereof, if the condition of the goods appears to ZFS in its reasonable judgment to permit such delay in making disposition; or

(b) Dispose of the rejected goods in any manner directed by LRF which ZFS can accomplish without violation of applicable laws, rules, regulations or property rights; or

(c) If ZFS has no available means of disposal of rejected goods and LRF fails to direct ZFS to dispose of it as provided herein, ZFS may return the rejected goods to LRF, upon which event ZFS’ obligations with respect to said rejected goods shall be deemed fulfilled. Title and risk of loss shall pass to LRF promptly upon rejection by ZFS.

7.3 If LRF knows or reasonably suspects that any of the Product produced at the Plant is adulterated or misbranded, outside of industry quality standards, or otherwise fails to meet the warranties set forth in Section 7.1, LRF shall promptly so notify ZFS so that such Product can be tested before entering interstate commerce. If ZFS knows or reasonably suspects that any of the Product produced by LRF at the Plant is adulterated, misbranded or outside of industry quality standards, then ZFS may obtain independent laboratory tests of the affected Product. If such Product is tested and found to comply with all warranties made by LRF herein, then ZFS shall pay all testing costs; and if the goods are found not to comply with such warranties, LRF will pay all testing costs.

8. Quantity, Weight, and Measurement.

8.1 The parties agree and acknowledge that the quantity of Product delivered to ZFS shall be determined by LRF’s production schedule and that no warranty or representation has been made by LRF as to the exact quantity of Product that will be sold to ZFS pursuant to this Agreement.

8.2 The quantity of Product delivered to ZFS from the Plant shall be established by weight certificates obtained from scales at the Plant which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. In the event that the scales at the Plant are inoperable then other scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations will be used. The outbound weight certificates shall be determinative of the quantity of the Product delivered to ZFS.

9. Representations.

9.1 ZFS represents that all information provided to LRF hereunder, including the Invoices, is true and complete.

9.2 LRF represents that it has not previously sold or agreed to sell the Product, and that the Product will be kept free of crop mortgages, liens, encumbrances, and other security interests.

9.3 Each Party represents and warrants to the other Party, as of the date hereof and at all times during the term of this Agreement, as follows: (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to carry on its business as presently conducted or proposed to be conducted; (b) it is duly qualified to transact business and is in good standing in each jurisdiction in which it does business; (c) this Agreement has been duly and validly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity; (d) it is not in violation or default of any provisions of its articles of formation or operating agreement, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to it; (e) it is not in violation of any applicable law, rule or regulation that would have a material adverse effect on the other Party and it shall comply at all times with all federal, state and local laws, rules, regulations and orders applicable to the performance of its obligations hereunder; (f) it will obtain and maintain in force all licenses, consents and approvals required for its operation; (g) it is a U.S. entity for purposes of state and federal income and excise Taxes; (h) it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt; (i) there is not pending or, to its knowledge, threatened against it or any of its affiliates any civil, criminal or other litigation, action, suit, investigation, claim, demand or other legal proceedings of any kind pending or, to its knowledge, threatened against it, that may have a material adverse effect upon the transactions contemplated by this Agreement or its ability to perform its obligations under this Agreement; (j) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; and (k) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement.

10. Taxes. LRF will pay and be responsible for all Taxes imposed on the Product arising prior to the Delivery Point. ZFS will pay and be responsible for all Taxes arising upon the sale of Product to ZFS and/or arising at or after the Delivery Point.

11. Force Majeure. Any delays in or failure of performance of any of the respective obligations of this Agreement of either Party shall not constitute default or give rise to any claims for damages if and to the extent such delays or failure of performance are caused by occurrences not within the reasonable control or at the fault of the Party affected and that, with the exercise of due diligence and foresight, could not reasonably have been avoided, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities;

compliance with any order or decree of any governmental authority; acts of war or terrorism, abnormal severe weather, rebellion or sabotage or damage resulting therefrom; fires; floods; explosion; riots; strikes or other concerted acts of workmen; or accidents or other casualty. The Party rendered unable to fulfill any obligation by reason of force majeure shall exercise due diligence to remove such inability with all reasonable speed and diligence and in accordance with prudent industry practices. However, the obligation to use due diligence shall not be interpreted to require resolution of labor disputes by acceding to demands of the opposition when such course is inadvisable in the discretion of the Party having such difficulty.

12. Early Termination. Upon the occurrence of an Event of Default with respect to a Party (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may send notice of the Event of Default to the Defaulting Party. Upon the delivery of such notice, the Non-Defaulting Party may exercise any remedy available under this Agreement, at law or in equity, including the right to immediately suspend performance hereunder until the Event of Default is cured and/or terminate the Agreement upon thirty (30) days notice to the Defaulting Party. In the event the Non-Defaulting Party terminates this Agreement following an Event of Default, the Non-Defaulting Party may setoff all amounts owing between the Parties under this or any other agreement.

13. Limitation of Warranties and Liability. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE PARTIES AGREE AND ACKNOWLEDGE THAT THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE HEREUNDER, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

14. Indemnification. Each Party agrees to indemnify and hold the other Party and the other Party’s directors, officers, employees and agents harmless from and against any and all losses, damages, costs, suits and/or claims, including reasonable attorneys’ fees and court costs resulting from or arising when the Party from whom indemnification is sought is in control of the Product or such Party fails to comply fully with any representation, liability or obligation under this Agreement or arising from the negligence or willful misconduct of it or its directors, officers, employees or agents. Notwithstanding the foregoing, neither Party will be obligated to indemnify the other Party for any amount resulting from the negligence or willful misconduct of the Party requesting indemnification. Where such personal injury, death or loss of or damage to property is the result of negligence on the part of both Parties, each Party’s duty of indemnification shall be in proportion to the percentage of that Party’s negligence or fault.

15. Scope of Relationship. Nothing in this Agreement shall be construed to constitute ZFS and LRF as partners or joint venturers, or as employees or agents of each other, it being intended that each Party shall remain an independent contractor responsible for its own actions. Each Party may use its own methods to accomplish its obligations and duties under this Agreement and a Party shall not exercise any control over the details of the manner of the other Party’s performance hereunder, except as otherwise provided herein. Each Party acknowledges its status as an independent contractor and its legal obligation to pay any federal, state or local Taxes it incurs in connection with this Agreement. Neither Party shall be entitled, or shall hold itself out as having authority, to incur any obligation on behalf of any other Party.

16. Notice. Any notice or other communication required or permitted to be given by one Party to the other Party shall be in writing and shall be deemed to have been given when delivered personally, by facsimile with receipt confirmation, by nationally recognized overnight courier, or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If To:	If To:
Liberty Renewable Fuels, LLC	Zeeland Farm Services, Inc.
Attn: David Skjaerlund, PhD	Attn: Dan Meeuwsen
P. O. Box 335	P.O. Box 290
Owosso, MI 48867	Zeeland, MI 49464

Either Party may change its address set forth above by giving notice to the other Party in the manner set forth above.

17. Governing Law and Trade Rules. This agreement shall be governed by and construed in accordance with the laws of the State of Michigan. All purchases and sales of Product hereunder shall be governed by the Feed Trade Rules of the NGFA, except in instances where such rules conflict with the terms of this Agreement, in which case the terms of this Agreement shall prevail. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not apply to this Agreement.

18. Waiver. No waiver by either Party of any breach, default or violation of any term, warranty, representation, agreement, covenant condition or provision hereof shall constitute a waiver of any subsequent breach, default or violation of the same or any other term, warranty, representation, agreement, covenant, condition or provision of the Agreement.

19. Assignment. This Agreement shall be binding upon the Parties, their successors, legal representatives and assigns. Neither Party may assign, transfer or otherwise dispose of this agreement, or its rights or obligations under this Agreement, without the other Party’s prior written consent. Notwithstanding the foregoing, LRF and ZFS shall have the right to assign its rights under this agreement to any entity related to it or to which any substantial portion of its assets are transferred pursuant to a reorganization with or among any commonly controlled entities.

20. Dispute Resolution. Any controversies or claims related to any aspect of this agreement or to any alleged breach of the agreement shall be settled by arbitration under the rules of the American Arbitration Association. In the event the Parties are unable to agree on an arbitrator, or in the event of the death, resignation, disability or unavailability of the agreed upon arbitrator, LRF, on the one hand, and ZFS, on the other hand, each shall select one arbitrator, and those arbitrators shall select a third arbitrator from a panel submitted by the NGFA, or by the American Arbitration Association, if the NGFA is no longer in existence or is unwilling or able to submit a panel of arbitrators, who alone shall resolve the dispute. Each arbitrator shall be a person with training and experience in matters including grain processing and distribution. The place of arbitration shall be Lansing, Michigan. The decision of the arbitrator will be conclusive and binding upon the Parties. The Parties acknowledge and agree that judgment may be entered upon the arbitrator’s award in any court having jurisdiction.

21. Confidentiality. Each Party acknowledges that the other Party may disclose confidential and proprietary information concerning its business and operations. Each Party agrees that it will not use or disclose such confidential and proprietary information disclosed by the other Party during the term of this Agreement or any time thereafter without the express written consent of the disclosing Party, except as is necessary to effectuate the terms of this Agreement. Neither Party shall disclose the terms or conditions of this Agreement to a third party (other than the Party’s employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or in connection with any court or regulatory proceeding; provided, however, each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, these confidentiality obligations.

22. Financing Parties. The Parties acknowledge that the development of the Plant is to be funded in part by loans from third-party lenders that are not parties to this Agreement (“Financing Parties”). In the event the Financing Parties request any changes to this Agreement, the Parties agree to negotiate in good faith to accommodate the Financing Parties’ requests.

23. Miscellaneous. The provisions of this Agreement shall be severable, and if any provision hereof shall be adjudged by any court of competent jurisdiction to be invalid, such judgment shall not effect, impair or invalidate the remainder of this Agreement, which remainder shall continue in full force. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). This Agreement will not be interpreted to create an association, joint venture, or partnership between the Parties, nor to impose any partnership obligation or liability upon either Party. Neither Party will have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party. This Agreement may be executed in more than one counterpart, each of which will be deemed an original and all of which together will constitute one instrument. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties in connection with the subject matter hereof. This Agreement may not be modified or amended in any respect except by a written instrument signed by both Parties. All indemnity, audit and confidentiality rights and obligations and the limitation of damages hereunder shall survive the termination of this Agreement for two (2) years.

24. Definitions.

“Bankrupt” means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

“Customer” means the party to which ZFS sells the Product.

“Delivery Point” means the point at which the truck or train car provided by ZFS is loaded at the Plant to transport the Product for resale to Customers.

“Dry Product” means distiller’s dried grains produced at the Plant, including any combinations of distiller’s dried grains and solubles.

“Event of Default” means the occurrence of any of the following with respect to a Party: (i) the failure to make, when due, any payment required pursuant to this Agreement; (ii) any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated; (iii) the failure to perform any material covenant or obligation set forth in this Agreement

(except to the extent constituting a separate Event of Default); (iv) such Party becomes Bankrupt; (v) the failure of such Party to deliver Performance Assurance pursuant to Section 3; and (vi) such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement by operation of law or pursuant to an agreement reasonably satisfactory to the other Party.

“Expenses” means all: (i) Taxes and (ii) freight and handling costs normally incurred to transfer and transport Product that are actually incurred by ZFS in the remarketing of the Product purchased from LRF. Expenses will exclude all marketing and/or overhead costs incurred by ZFS as well as the Marketing Fee.

“Interest Rate” means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law.

“Invoice” means a detailed weekly statement stating the quantity of Product delivered to ZFS in the preceding week; the quantity of Product delivered to Customers by ZFS in the preceding week; the quantity of Product delivered to ZFS prior to the preceding week but delivered to Customers in the preceding week; the price received for all Product delivered during the preceding week; the Customers to which Product was delivered in the preceding week; the transportation costs incurred to deliver Product to Customers in the preceding week; Taxes paid by ZFS in the preceding week related to the delivery of Product to Customers; the quantity of Product scheduled to be delivered to Customers in subsequent weeks and the date, price and Customers for such deliveries; the Marketing Fee; all other information reasonably requested by LRF; and the Net Payment Amount.

“Invoice Date” means Wednesday of each week.

“Marketing Fee” means: (i) for Dry Product, $3.50 per ton; and (ii) for Wet Product, $2.50 per ton. The Marketing Fee includes all compensation to ZFS for any marketing and/or overhead costs incurred by ZFS.

“Net Payment Amount” means (i) the amount charged to Customers for Product, plus (ii) any amounts owed but not paid by ZFS to LRF, regardless of whether such amounts were included in any other Invoice, minus (iii) the Marketing Fee, minus (iv) Expenses paid by ZFS, minus (v) any other amounts owed but not paid by LRF to ZFS.

“NGFA” means the National Grain and Feed Association.

“Performance Assurance” means collateral in the form of cash, letter of credit, or other security acceptable to LRF, in an amount and form not to exceed the financial exposure of LRF at any given time for Product delivered to ZFS and for which LRF has not received the Net Payment Amount.

“Plant” means the Ithaca, MI ethanol plant at which LRF produces the Product.

“Product” means distiller’s dried grains, wet distiller’s grains, modified wet distiller’s grains, and solubles produced at the Plant.

“Taxes” means all taxes imposed by any government authority on or with respect to the Product sold hereunder other than ad valorem, franchise or income taxes.

“Wet Product” means wet distiller’s grains and modified wet distiller’s grains, including any combination of wet distiller’s grains and/or modified wet distiller’s grains and solubles.

“ZFS Strategies” means market information, strategies and recommendations with respect to pricing, contract terms, hedging, market conditions, and other information related to the pricing and sale of Product to third-party customers, including a preliminary schedule of quantities of Product expected to be received by ZFS and their geographical allocation, projected Product prices, projected Expenses to each market area, and transaction parameters such as, but not limited to, pricing and transaction tenor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and first above written.

LIBERTY RENEWABLE FUELS, LLC		ZEELAND FARM SERVICES, INC

By:	/s/ DAVID SKJAERLUND	By:	/s/ DAN MEEUWSEN
Dan Meeuwsen
Title:	President	Title:	Feed Ingredients Div. Mgr.